Exhibit 99.1

Calumet Announces New Inventory Financing Agreement for Montana Renewables

INDIANAPOLIS — (PR NEWSWIRE) — October 10, 2023 — Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) (the “Partnership,” “Calumet,” “Company,” “we,” “our” or “us”), today announced that Montana Renewables LLC (“MRL") has entered into a Supply and Offtake Agreement (“S&O Agreement”) with Wells Fargo. This Agreement replaces MRL’s previous inventory financing agreement with Macquarie. The S&O Agreement streamlines the administration of MRL’s inventory financing process, provides increased inventory advance rates, and has a three-year term.

Further information related to the agreement can be found on Form 8-K filed with the U.S. Securities and Exchange Commission.

About Calumet

Calumet manufactures, formulates, and markets a diversified slate of specialty branded products and renewable fuels to customers across a broad range of consumer-facing and industrial markets. Calumet is headquartered in Indianapolis, Indiana and operates twelve facilities throughout North America.

About Montana Renewables

Montana Renewables, LLC is an unrestricted subsidiary of Calumet located in Great Falls, MT. Montana Renewables is permitted to pretreat and convert 15,000 barrels per stream day ("bpsd"; permit capacity) of renewable feedstocks into low-emission sustainable alternatives that directly replace fossil fuel products. Commercial operations began in late 2022. MRL is a leader in North America's energy transition and the largest Sustainable Aviation Fuel producer in the western hemisphere. The renewable fuel products produced by Montana Renewables are distributed into renewable markets in the western half of North America.

Public Relations Contact:

Media Oakes, 317-957-5319

Investor Relations Contact:

Brad McMurray, 317-957-5378